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                                                                    EXHIBIT 10.p


                       MASCOTECH, INC. 1997 ANNUAL INCENTIVE
                                 COMPENSATION PLAN


SECTION 1.  PURPOSE

        The purpose of the MascoTech, Inc. 1997 Annual Incentive Compensation Plan (the "Plan") is to provide selected executive officers of MascoTech, Inc. (the "Company") with incentive compensation based upon the achievement of established annual performance goals.

SECTION 2.  ELIGIBILITY

        The individuals eligible to participate in the Plan (the
"Participants") are the executive officers of the Company.

SECTION 3.  PERFORMANCE PERIODS

        Each Performance Period for purposes of the Plan shall have a duration of one calendar year, commencing January 1 and ending December 31.

SECTION 4.  ADMINISTRATION

        The Compensation Committee of the Board of Directors of the Company (the "Committee") shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration.

SECTION 5.  PERFORMANCE GOALS

        On or before the 90th day of each Performance Period, the Committee shall establish in writing one or more performance criteria for the Performance Period and the weighting of the performance criteria if more than one. The performance criteria shall consist of one or more of the following: net income, earnings per share, cash flow, revenues, return on assets or total shareholder return.

SECTION 6.  AWARDS

        On or before the 90th day of each Performance Period, the Committee shall establish in writing a performance incentive award for such Participants as shall be designated by the Committee and in such amounts as the Committee shall determine, subject to the limitations of the Plan. No award to any Participant shall be greater than $2 million. The Committee shall have the power and authority to reduce or eliminate for any reason the amount of the award that would otherwise be payable to a Participant based on the performance criteria.

SECTION 7.  CERTIFICATION AND PAYMENT

        As soon as practicable after release of the Company's financial results for the Performance Period, the Committee will certify the Company's attainment of the criteria established for such Performance Period pursuant to Section 5, will calculate the possible payment of an award for each Participant and will certify the amount of the award to each Participant for such Performance Period. Payments of the awards shall be made in cash. To the extent net income is used alone or as a component of another performance criteria, it shall mean net income as reported to stockholders, but before losses resulting from discontinued operations, extraordinary losses (in accordance with generally accepted accounting principles, as currently in effect), the cumulative effect of changes in accounting principles and other unusual, nonrecurring items of loss that are separately identified and quantified in the Company's audited financial statements.

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SECTION 8.  AMENDMENT

        The Committee shall have the right to suspend or terminate this Plan at any time and may amend or modify the Plan at any time.

SECTION 9.  ADOPTION AND DURATION

        The Plan was approved by the Committee on February 17, 1997, subject to the approval of the stockholders of the Company at the 1997 Annual Meeting of Stockholders. The effective date of the Plan shall be January 1, 1997 and the Plan shall remain in effect for a period of five years.



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